UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 1)


                                 Synbiotics Corporation
                                    (Name of Issuer)

                               Common Stock, no par value
                             (Title of Class of Securities)

                                      871566-10-5
                                     (CUSIP Number)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






     CUSIP No. 871566-10-5           SCHEDULE 13G                   Page 2 of 15




       1   Name Of Reporting Person H&Q LIFE SCIENCE VENTURES

           IRS Identification No. Of Above Person                    94-2969639

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 871566-10-5           SCHEDULE 13G                   Page 3 of 15




       1   Name Of Reporting Person H&Q LSV MANAGERS

           IRS Identification No. Of Above Person                    94-3069512

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                              [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 871566-10-5           SCHEDULE 13G                   Page 4 of 15




       1   Name Of Reporting Person THH/RJK

           IRS Identification No. Of Above Person                    94-3051436

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 871566-10-5           SCHEDULE 13G                   Page 5 of 15




       1   Name Of Reporting Person THEO HEINRICHS

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 871566-10-5           SCHEDULE 13G                   Page 6 of 15




       1   Name Of Reporting Person ROBERT KUNZE

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 871566-10-5           SCHEDULE 13G                   Page 7 of 15




       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURE PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 871566-10-5           SCHEDULE 13G                   Page 8 of 15




       1   Name Of Reporting Person HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 871566-10-5           SCHEDULE 13G                   Page 9 of 15




       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                           HC, CO






     CUSIP No. 871566-10-5           SCHEDULE 13G                  Page 10 of 15




       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 871566-10-5           SCHEDULE 13G                  Page 11 of 15



             Item 1(a).     Name of Issuer.

                       Synbiotics Corporation (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                       11011 Via Frontera, San Diego, CA 92127.

             Item 2(a).     Names of Persons Filing.

                       Reference is made to Item 1 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                       The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).     Citizenship.

                       Reference is made to Item 4 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(d).     Title of Class of Securities.

                       Common Stock

             Item 2(e).     CUSIP Number.

                       871566-10-5.

             Item 3.   Type of Reporting Person.

                       Not applicable.

             Item 4.   Ownership.

                       Reference is hereby made to Items 5-9 and 11 of
             each of the cover pages to this Amendment, which Items are incorporated by reference herein. On December 31, 1996, none of the reporting persons beneficially owned any shares of Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       If this statement is being filed to report the fact
             that as of the date hereof, the reporting persons have ceased






     CUSIP No. 871566-10-5           SCHEDULE 13G                  Page 12 of 15



             to be the beneficial owners of more than 5% of the Common Stock, check the following: [x]

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






     CUSIP No. 871566-10-5           SCHEDULE 13G                  Page 13 of 15



                                         Signature

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 12, 1997.

             H&Q LIFE SCIENCE VENTURES         HAMBRECHT & QUIST VENTURE
                                               PARTNERS

             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q LSV MANAGERS                  HAMBRECHT & QUIST CALIFORNIA


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact


             THH/RJK                           HAMBRECHT & QUIST GROUP


             By: /s/ Eileen Thomas             By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Eileen Thomas                     Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact


             THEO HEINRICHS                    WILLIAM R. HAMBRECHT


             By: /s/ Eileen Thomas             By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Eileen Thomas                     Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact


             ROBERT KUNZE


             By: /s/ Eileen Thomas
                ___________________________
                Eileen Thomas
                Attorney-in-Fact






     CUSIP No. 871566-10-5           SCHEDULE 13G                  Page 14 of 15



                                       EXHIBIT INDEX



             Exhibit A           Joint Filing Undertaking              Page 15






     CUSIP No. 871566-10-5           SCHEDULE 13G                  Page 15 of 15



                                 JOINT FILING UNDERTAKING

                       The undersigned, being duly authorized thereunto,
             hereby execute this agreement as an exhibit to the Amendment to
             Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Amendment and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 12, 1997.

             H&Q LIFE SCIENCE VENTURES         HAMBRECHT & QUIST VENTURE
                                               PARTNERS

             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             H&Q LSV MANAGERS                  HAMBRECHT & QUIST CALIFORNIA


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             THH/RJK                           HAMBRECHT & QUIST GROUP


             By: /s/ Eileen Thomas             By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Eileen Thomas                     Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             THEO HEINRICHS                    WILLIAM R. HAMBRECHT


             By: /s/ Eileen Thomas             By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Eileen Thomas                     Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             ROBERT KUNZE


             By: /s/ Eileen Thomas
                ___________________________
                Eileen Thomas
                Attorney-in-Fact